Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
4LICENSING CORPORATION

FIRST: The name of the corporation (the "Corporation") is 4Licensing Corporation.

SECOND: The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

FOURTH: The total number of shares which the Corporation shall have authority to issue is forty-three million (43,000,000) shares, consisting of forty million (40,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock") and three million (3,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").  The Preferred Stock shall be issuable in one or more series in such designations, relative rights and limitations as may be fixed from time to time by the Board of Directors of the Corporation (the "Board of Directors"). The powers, designations, preferences and relative, participating, optional and other special rights of the Preferred Stock (unless otherwise fixed by the Board of Directors) and the Common Stock, and the qualifications, limitations and restrictions thereof, are as follows:

1.             The shares of Preferred Stock may be divided into and issued in one or more series, and each series shall be so designated so as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be identical except in respect of particulars which may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors. Each share of a series shall be identical in all respects with all other shares of such series, except as to the date from which dividends thereon shall be cumulative on any series as to which dividends are cumulative. Shares of Preferred Stock of any series which have been retired in any manner, including shares redeemed or reacquired by the Corporation and shares which have been converted into or exchanged for shares of any other class, or any series of the same or any other class, shall have the status of authorized but unissued shares of Preferred Stock and may be reissued as shares of the series of which they were originally a part, or any other series.

2.             Before any shares of Preferred Stock of any series shall be issued, the Board of Directors, pursuant to authority hereby expressly vested in it, shall fix by resolution or resolutions the following provisions in respect of the shares of each such series so far as the same are not inconsistent with the provisions of this Article Fourth applicable to all series of Preferred Stock:

(a)           the distinctive designations of such series and the number of shares which shall constitute such series, which number may be increased (or decreased except where otherwise provided by the Board of Directors in creating such series) from time to time by like action of the Board of Directors;

(b)           the annual rate or amount of dividends payable on shares of such series, whether such dividends shall be cumulative or non-cumulative, the conditions upon which and/or the dates when such dividends shall be payable and the date from which dividends on cumulative series shall accrue and be cumulative on all shares of such series issued prior to the payment date for the first dividend of such series;

(c)           whether such series shall be redeemable and, if so, the terms and conditions of such redemption, including the time or times when and the price or prices at which shares of such series shall be redeemed;

(d)           the amount and priority payable on shares of such series in the event of liquidation, dissolution or winding up of the affairs of the Corporation;

(e)           whether such series shall be convertible into or exchangeable for shares of any other class, and, if so, the terms and conditions thereof, including the date or dates when such shares shall be so convertible or exchangeable, and any adjustments which shall be made, and the circumstances in which any such adjustments shall be made, in such conversion or exchange prices or rates;

(f)            whether such series shall have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of exercise of such voting rights; and

(g)           any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof.

3.             (a) So long as any shares of Preferred Stock of any series shall be outstanding, the Corporation will not declare or pay any dividends on the Common Stock (other than dividends payable solely in shares of Common Stock) or make any distributions of any kind, either directly or indirectly, in respect of shares of Common Stock, or make any payment on account of the purchase, redemption or other acquisition of Common Stock, unless on the payment, distribution or redemption date, as the case may be, all dividends on the then outstanding shares of Preferred Stock of all series for all past dividend periods shall have been paid to the full extent of the preference, if any, to which each series of Preferred Stock is then entitled.

(b)           When dividends shall have been paid (or declared and set aside for payment) on the Preferred Stock to the full extent of the preference, if any, to which the Preferred Stock is entitled, dividends on the remaining class or classes of stock may then be paid out of the funds of the Corporation which are legally available therefor.

(c)           Subject to the limitations prescribed in this Article Fourth and any further limitations which may from time to time be prescribed by the Board of Directors in accordance herewith, the holders of Common Stock shall be entitled to receive dividends on the Common Stock, when, as and if declared by the Board of Directors, out of the funds of the Corporation which are legally available therefor.

4.             The authorized but unissued shares of Common Stock and the authorized but unissued shares of Preferred Stock may be issued for such consideration, not less than the par value thereof, as may be fixed from time to time by the Board of Directors.

5.             Notwithstanding anything to the contrary herein, the Corporation shall in no event issue any non-voting equity securities in violation of chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"); provided, however, that the foregoing prohibition (i) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such Section 1123(a)(6) of the Bankruptcy Code is in effect and (iii) may be amended or eliminated in accordance with applicable law. The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.

FIFTH: The Corporation shall have perpetual existence.

SIXTH: The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.  The number of directors which shall constitute the entire Board of Directors shall be fixed by, or in the manner provided in, the By-Laws of the Corporation.  No decrease in the number of directors shall have the effect of shortening the term of any incumbent directors.  The election of directors of the Corporation need not be by written ballot unless the By-Laws of the Corporation so provide.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the By-Laws of the Corporation without prejudice to or limitation of the like statutory power and authority of the stockholders. Any By-Laws adopted by the Board of Directors shall be subject to amendment or repeal by the stockholders.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (as such provision is hereafter amended or modified or any successor provision thereto) of the DGCL, (iv) for any transaction from which the director derived any improper personal benefit, or (v) to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, or repeal. The Corporation shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or serves or served any other enterprise at the request of the Corporation.

NINTH: In order to reduce the risk of losing any Tax Benefits (as such term is hereinafter defined), the restrictions set forth below shall apply for the period beginning on the Effective Date (as such term is hereinafter defined) and ending on the Restriction Release Date (as such term is hereinafter defined), unless the Restriction Release Date is accelerated or extended in accordance with this Article Ninth.

1.             Certain Definitions. For purpose of this Article Ninth, in addition to the other terms defined in this Certificate of Incorporation, the following terms shall have the following meanings:

"Acquire" or "Acquisition" and similar terms means the acquisition of record, legal, beneficial or any other direct or indirect ownership of Corporation Securities by any means, including, without limitation, (a) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Corporation Securities, or (b) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered an owner of Corporation Securities under the direct, indirect or constructive ownership rules of Section 382 of the Code (as such provision is hereafter amended or modified or any successor provision thereto).

"Business Day" means any day, other than a Saturday, Sunday or day on which banks located in New York City, New York, are authorized or required by law to close.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Corporation Securities" means (a) shares of Common Stock of the Corporation, (b) shares of Preferred Stock of any class or series of Preferred Stock of the Corporation, (c) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)) (as such provision is hereafter amended or modified or any successor provision thereto) to purchase other Corporation Securities, and (d) any other interests that would be treated as "stock" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18) (as such provision is hereafter amended or modified or any successor provision thereto).

"Effective Date" means the date of filing of this Certificate of Incorporation first containing this Article Ninth.

"Five Percent Shareholder" means a Person that is identified as a "5-percent shareholder" of Corporation Securities pursuant to Treasury Regulation Section 1.382-2T(g)(1) (as such provision is hereafter amended or modified or any successor provision thereto). For the purposes of determining the existence and identity of, and the amount of Corporation Securities owned by, any Five Percent Shareholder, the Corporation is entitled to rely on (a) the existence and absence of filings of Schedules 13D or 13G under the Securities Exchange Act of 1934, as amended (or any similar schedules), as of any date, and (b) its actual knowledge of the ownership of Corporation Securities.

"Percentage Stock Ownership" and means the percentage stock ownership in the Corporation of any Person for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation Section 1.382-2T(f)(24), (g), (h), (j) and (k) (as such provision is hereafter amended or modified or any successor provision thereto), including any ownership by application of constructive ownership rules.

"Person" means any individual, firm, corporation, business trust, joint stock company, partnership, trust, limited liability company, limited partnership, governmental or other entity, or any group of Persons making a "coordinated acquisition" of shares or otherwise treated as an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1) (as such provision is hereafter amended or modified or any successor provision thereto), and shall include any successor (by merger or otherwise) of any such entity; provided, however, that a Person shall not mean a public group (defined in Treasury Regulation Section 1.382-2T(f)(13), as such provision is hereafter amended or modified or any successor provision thereto).

"Prohibited Transfer" means any Transfer or purported Transfer to the extent that such Transfer is prohibited and/or void under this Article Ninth.

"Restriction Release Date" means the earlier of (i) the close of business on the date that is the third anniversary of the Effective Date, subject to extension in accordance with Section 2(b) of this Article Ninth, (ii) the close of business on the date that the Board of Directors determines in good faith that the transfer restrictions herein are not in the best interests of the Corporation and its stockholders, (iii) the close of business on the day on which the Board of Directors determines in good faith that no Tax Benefits may be carried forward, (iii) the repeal of Section 382 of the Code (without any successor or replacement provision or section thereto being enacted) or any successor or replacement statute attributable to the Tax Benefits or (iv) such date as the Board of Directors shall in good faith fix in accordance with this Article Ninth.

"Restricted Holder" means a Person that (a) is a Five Percent Shareholder and Acquires or proposes to Acquire Corporation Securities, or (b) is proposing to Acquire Corporation Securities, and following such Acquisition or proposed Acquisition of Corporation Securities, would be a Five Percent Shareholder.

"Tax Benefits" means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any recognized built-in loss deduction attributable to a "net unrealized built-in loss" within the meaning of Section 382 of the Code (as such provision is hereafter amended or modified or any successor provision thereto), of the Corporation or any of its direct or indirect subsidiaries.

"Transfer" means any direct or indirect Acquisition, sale, transfer, assignment, issuance, grant, conveyance, pledge or other disposition in any manner whatsoever, whether voluntary or involuntary, by operation of law or otherwise, or any attempt to do any of the foregoing. A Transfer shall also include the creation or grant of an option (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)) (as such provision is hereafter amended or modified or any successor provision thereto).  A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation (a) to any "direct public group" with respect to the Corporation, as that term is defined in Treasury Regulation Section 1.382-2T(j)(2)(ii) (as such provision is hereafter amended or modified or any successor provision thereto) or (b) in connection with the merger of 4Kids Entertainment, Inc. a New York corporation, with and into the Corporation. Any Transfer shall also take into account Treasury Regulation Section 1.382-2T(k)(4) (as such provision is hereafter amended or modified or any successor provision thereto).

"Treasury Regulation" means a Treasury Regulation promulgated under the Code and any successor regulations.

2.             Restrictions on Transfer. Unless the Board of Directors has authorized such Transfer in accordance with Section 3 of this Article Ninth:

(a)           Any Transfer or attempted Transfer from and after the Effective Date and prior to the Restriction Release Date and any Transfer or attempted Transfer pursuant to an agreement entered into from and after the Effective Date and prior to the Restriction Release Date shall be prohibited and void ab initio, to the extent that after giving effect to such purported Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person shall become a Five Percent Shareholder, or (ii) the Percentage Stock Ownership interest in the Corporation of any Person that is a Five Percent Shareholder shall be increased. The prior sentence is not intended to prevent Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in Corporation Securities entered into through the facilities of a national securities exchange or any national securities quotation system; provided, that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer.

(b)           The Restriction Release Date shall be extended for one (1) additional two (2) year term if and when the Board of Directors determines in good faith, by a resolution adopted not more than three (3) months prior to the then scheduled Restriction Release Date, that the extension of the transfer restrictions provided in Section 2(a) of this Article Ninth is reasonably necessary in order to preserve the Tax Benefits and would be in the best interests of the Corporation and its stockholders.

3.             Exceptions.

(a)           The restrictions contained in this Article Ninth are for the purposes of reducing the risk that any "ownership change" (as defined in the Code) of Corporation Securities may limit the Corporation's ability to utilize its Tax Benefits.  In connection therewith, and to provide for effective policing of these provisions, a Restricted Holder who proposes to Acquire Corporation Securities shall, prior to the date of the proposed Acquisition, request in writing (a "Request") that the Board of Directors review the proposed Acquisition and authorize or not authorize the proposed Acquisition in accordance with this Section 3(a) of Article Ninth.  A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation's principal executive office, or telecopied to the Corporation's telecopier number at its principal executive office.  Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation.  A Request shall include (i) the name, address and telephone number of the Restricted Holder, (ii) a description of the Restricted Holder's existing direct and indirect ownership of Corporation Securities, (iii) a description of the Corporation Securities that the Restricted Holder proposes to Acquire, (iv) the date on which the proposed Acquisition is expected to take place (or, if the Acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (v) the name of the proposed transferor (or acquiror, if known), of Corporation Securities that the Restricted Holder proposes to Acquire (or, if the Acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (vi) a reasonably detailed description of the Acquisition and (vii) a request that the Board of Directors authorize, if appropriate, the Acquisition pursuant to this Section 3(a) of Article Ninth.  The Board of Directors may authorize an Acquisition by a Restricted Holder, if it determines, in its sole discretion, that, such Acquisition will not be likely to directly or indirectly limit or impair the ability of the Corporation to utilize the Tax Benefits or is otherwise in the best interests of the Corporation and its stockholders.  Any determination by the Board of Directors not to authorize a proposed Acquisition by a Restricted Holder shall cause such proposed Acquisition to be deemed a Prohibited Transfer.  The Board of Directors may, in its sole discretion, impose any conditions that it deems reasonable and appropriate in connection with authorizing any such Acquisition by a Restricted Holder (including restrictions on the ability of the Restricted Holder to subsequently Transfer Corporation Securities acquired through any such authorized Acquisition).  In addition, the Board of Directors may, in its sole discretion, require such representations from or agreements of the Restricted Holder or such opinions of counsel to be rendered by counsel selected by the Board of Directors, in each case, as to such matters as the Board of Directors may determine.  Any Restricted Holder who makes a Request to the Board of Directors shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Acquisition of Corporation Securities, including, without limitation, the Corporation's costs and expenses incurred in determining whether to authorize the proposed Acquisition, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto.  Any failure by the Board of Directors to respond to a Request by the date set forth in the Request for the proposed Acquisition shall constitute a decision not to authorize the purported Acquisition.

(b)           Notwithstanding anything herein to the contrary, the Board of Directors may waive any of the restrictions contained in Section 2 of this Article Ninth: (i) in the event of a tender or exchange offer within the meaning of the Securities Exchange Act of 1934, as amended, to acquire stock constituting more than fifty percent in value of the outstanding Common Stock of the Corporation, so long as such waiver shall apply to all Transfers pursuant to such tender or exchange offer; (ii) in connection with any Transfers of stock in connection with underwritten offerings of such stock; (iii) in connection with any investment in or acquisition of a business or any business combination involving the Corporation or any subsidiary of the Corporation; and (iv) in any other instance in which the Board of Directors reasonably and in good faith determines that a waiver would be in the best interests of the Corporation and its stockholders.

4.             Treatment of Excess Securities.

(a)           No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the "Purported Transferee") shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the "Excess Securities"). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities or to receive dividends or distributions, whether liquidating or otherwise, in respect thereof and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 4(c) of this Article Ninth or until authorization is obtained under Section 3(a) of this Article Ninth. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities unless subsequent to such Transfer the Corporation Securities are Transferred in a Prohibited Transfer.

(b)           The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct and indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement Article Ninth, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Corporation Securities and other evidence that a Transfer will not be prohibited by Section 2 of this Article Ninth as a condition to registering any Transfer.

(c)           If the Board of Directors determines that a Prohibited Transfer has been recorded by an agent or employee of the Corporation notwithstanding the prohibition in Section 4(a) of this Article Ninth, such recording and the Prohibited Transfer shall be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the "Prohibited Distributions"), to an agent designated by the Board of Directors (the "Agent").  In the event of an attempted Prohibited Transfer involving the purchase or Acquisition of Corporation Securities in violation of this Article Ninth by a Restricted Holder, the Agent shall thereupon sell to a buyer or buyers, which may include the Corporation or the purported transferor, the Excess Securities Transferred to it in one or more arm's-length transactions (including over a national securities exchange or national securities quotation system on which Corporation Securities may be traded); provided, however, that any such sale must not constitute a Prohibited Transfer and provided further, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for Corporation Securities, would adversely affect the value of Corporation Securities or otherwise would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 4(d) of this Article Ninth if the Agent, rather than the Purported Transferee, had resold the Excess Securities.

(d)           The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer, in whole or in part, by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer), and (iii) third, any remaining amounts shall be paid to the original transferor, or, if the original transferor cannot be readily identified, to one or more entities designated by the Board of Directors that qualify under Section 501(c)(3) of the Code (as such provision is hereafter amended or modified or any successor provision thereto), contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code (as such provisions are hereafter amended or modified or any successor provision thereto). The recourse of any Purported Transferee with respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of this Section 4(d) of this Article Ninth.  Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article Ninth inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

(e)           In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law, including DGCL ("Securities," and individually, a "Security") but which would cause a Five Percent Shareholder to violate a restriction on Transfers provided for in this Article Ninth, the application of Section 4(c) and Section 4(d) of this Article Ninth shall be modified as described in this Section 4(e).  In such case, no such Five Percent Shareholder shall be required to dispose of any interest that is not a Security, but such Five Percent Shareholder and/or any Person whose ownership of Securities is attributed to such Five Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five Percent Shareholder, following such disposition, not to be in violation of this Article Ninth. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section 4(c) and Section 4(d) of this Article Ninth, except that the maximum aggregate amount payable either to such Five Percent Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five Percent Shareholder or such other Person. The purpose of this Section 4(e) is to extend the restrictions in Section 2 and Section 4(c) to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 4(e), along with the other provisions of this Article Ninth, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(f)            If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to this Section 4 of this Article Ninth, then the Corporation may take such actions as it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.

(g)           If any Person shall knowingly violate, or knowingly cause any other Person controlled by or under common control with such Person (a "Controlled Person") to violate this Article Ninth, then that Person and such Controlled Person shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation's ability to utilize its Tax Benefits and attorneys' and auditors' fees incurred in connection with such violation.

5.             Legend and Notations.

(a)           All certificates reflecting Corporation Securities on or after the Effective Date shall, until the Restriction Release Date, bear a legend in the following form:

THE CERTIFICATE OF INCORPORATION (THE "CERTIFICATE OF INCORPORATION"), OF 4LICENSING CORPORATION (THE "CORPORATION") CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF STOCK OF THE CORPORATION WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION IF SUCH TRANSFER WOULD CAUSE (I) THE TRANSFEREE TO BECOME A FIVE PERCENT SHAREHOLDER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION), OR (II) CAUSE THE PERCENTAGE STOCK OWNERSHIP (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF A FIVE PERCENT SHAREHOLDER TO  INCREASE.  IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION'S AGENT. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICE.

(b)           The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article Ninth for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

6.             Board Determination.

(a)           Nothing contained in this Article Ninth shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Tax Benefits.  The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article Ninth, including, without limitation, determining (i) the identification of Five Percent Shareholders and Restricted Holders, (ii) whether a Transfer or proposed Transfer is a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five Percent Shareholders and Restricted Holders, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee, (vi) the interpretation of the provisions of this Article Ninth, and (vii) any other matters which the Board of Directors deems relevant and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article Ninth.

(b)           Without limiting the generality of the foregoing, in the event of a change in law making the following action necessary or desirable, the Board of Directors may, by adopting a written resolution, accelerate the Restriction Release Date; provided, however, that the Board of Directors shall not cause there to be such acceleration unless it determines, by adopting a written resolution, that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits.  Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(c)           In the case of an ambiguity in the application of any of the provisions of this Article Ninth, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.  In the event that this Article Ninth requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article Ninth. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article Ninth. The Board of Directors may delegate all or any portion of its duties and powers under this Article Ninth to a committee of the Board of Directors as it deems advisable or necessary and, to the fullest extent permitted by law, may exercise the authority granted by this Article Ninth through duly authorized officers or agents of the Corporation.  Nothing in this Article Ninth shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(d)           To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer and the corporate controller of the Corporation and of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers and other employees and agents in making the determinations and findings contemplated by this Article Ninth. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith.

7.             Benefits of Article Ninth. Nothing contained in this Article Ninth shall be construed to give any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article Ninth. This Article Ninth shall be for the sole and exclusive benefit of the Corporation and the Agent.

8.             Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent provided under this Article Ninth, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification, or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

9.             Severability. If any provision of this Article Ninth or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article Ninth.

TENTH: No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

ELEVENTH: The name and mailing address of the incorporator are as follows:

Name: 4Kids Entertainment, Inc.

Mailing Address: 53 West 23rd Street, New York, New York 10010

The undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate of Incorporation, and does certify that the facts herein stated are true, and has caused this Certificate of Incorporation to be duly executed as of this 19th day of December, 2012.

4Kids Entertainment, Inc.
Incorporator

By:	/s/ Bruce R. Foster
Name:	Bruce R. Foster
Title:	Interim Chief Executive Officer, Executive Vice President and Chief Financial Officer